Exhibit 10.22
[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
LICENSE AGREEMENT
     This LICENSE AGREEMENT dated as of January 5, 2009 (the “Effective Date”), is entered into by and between Inverness Medical Switzerland GmbH, a corporation organized and existing under the laws of Switzerland, with its principal office for the conduct of business located at Bahnhofstrasse 28, CH- 6300 Zug, Switzerland (“Licensor”) and Abaxis, Inc,. a California corporation, having its principal office at 3240 Whipple Road, Union City, CA 94587 USA (“Licensee”).
     WHEREAS, Licensor owns or controls certain Patent Rights (as defined below) pertaining to lateral flow immunoassay devices and methods; and
     WHEREAS, subject to the terms and conditions of this License Agreement, Licensee desires and is willing to secure from Licensor, and Licensor desires and is willing to grant to Licensee an exclusive license in the Field (as defined below) and in the Professional Channel (as defined below) in and to the Patent Rights.
     NOW, THEREFORE, in consideration of these premises and the mutual covenants, agreements, representations and warranties herein contained, the Parties hereby agree as follows:
1. Certain Defined Terms. The following terms shall have the meanings set forth below:
     1.1 “Affiliates” means any individual or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the individual or entity specified. For purposes of this definition, control of an individual or entity means the power, direct or indirect, to direct or cause the direction of the management and policies of such individual or entity whether by contract or otherwise and, in any event and without limitation of the previous sentence, any individual or entity owning fifty percent (50%) or more of the Voting Stock of a second individual or entity shall be deemed to control that second individual or entity. “Voting Stock” means, with respect to any entity, securities ordinarily (and apart from rights arising under special circumstances) having the right to vote in the election of directors or persons performing similar functions with respect to such entity.
     1.2 “Control”, “Controls” or “Controlled by” means, with respect to any item of or right under any Patent, the possession of (whether by ownership or license), or the ability of Licensor and/or its respective Affiliates to grant access to, or a license or sublicense of such item or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time Licensor would be required hereunder to grant such access, right or (sub)license.
     1.3 “Effective Date” shall have the meaning set forth in the Introductory Paragraph.
     1.4 “Excluded Field” means the detection of microbial food pathogens to assess the safety of food for human consumption.
     1.5 “Field” means the detection of diseases, physiologic conditions, and substances in non-human animals and products obtained from non-human animals, excluding the Excluded Field.

     1.6 “Improved Product” shall have the meaning set forth in Section 17.6.
     1.7 “Lateral Flow Patent Rights” means Patents that (i) exist as of the Effective Date, (ii) are Controlled by Licensor as of the Effective Date, and (iii) claim or cover a diagnostic test for at least one analyte and which test comprises a detectable entity and when wetted provides for liquid flow under capillary action.
     1.8 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.
     1.9 “License Agreement” means this License Agreement, including all exhibits and attachments hereto.
     1.10 “Licensed Company” shall have the meaning set forth in Section 3.2(b).
     1.11 “Licensed Product” means any product, branded under only one or more brands Controlled by Licensee or its Affiliates, the making, having made (on Licensee’s behalf), using, selling, offering for sale or importing of which by or on behalf of Licensee would, but for the license granted to Licensee pursuant to this License Agreement infringe a Valid Claim of a Patent included in the Patent Rights in the country in which any such product is so made, used, sold, offered for sale or imported by Licensee or on Licensee’s behalf.
     1.12 “Licensee” shall have the meaning set forth in the Introductory Paragraph.
     1.13 “Licensor Competitor” shall have the meaning set forth in Section 17.6.
     1.14 “Licensor Indemnitees” shall have the meaning set forth in Section 14.1.
     1.15 “Licensor” shall have the meaning set forth in the Introductory Paragraph.
     1.16 “Minimum Annual Royalty” shall have the meaning set forth in Section 3.5(a).
     1.17 “Net Sales” means the gross amounts invoiced or billed, and all other amounts (including as a result of any agreement or arrangement with any Third Party and whether in cash or non-cash consideration) received by Licensee with respect to sales by or on behalf of Licensee of Licensed Product to unaffiliated Third Parties less the sum of actual amounts for the following items: any outbound transportation, insurance and other shipping and handling costs paid or allowed; trade, quantity and discounts in amounts customary in the trade; allowances and credits to purchasers for damaged and returned product, including allowances and credits because of returns or rejections; excise, duty, sales or similar taxes; allowances for promotional and demonstration units permitted under Section 3.4; and [*]. “Net Sales” shall be measured on a country-by-country basis, when a Licensed Product is first sold or otherwise transferred for value by or on behalf of Licensee, or first used or leased in such country.
     1.18 “Party” means Licensee or Licensor, individually, and “Parties” means Licensee and Licensor, collectively.
     1.19 “Patent Challenge” shall have the meaning set forth in Section 2.7.
     1.20 “Patent Rights” means the Patents listed on Schedule A attached hereto.
     1.21 “Patents” means (a) patents and patent applications, (b) substitutions, divisionals, continuations, continuations-in-part, reissues, provisional applications, registrations, confirmations, reexaminations and renewals of any such patents and patent applications, and (c)

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any foreign equivalents of the foregoing.
     1.22 “Pre-Existing Licenses” shall have the meaning set forth in Section 2.5.
     1.23 “Professional Channel” means sales or distribution channels where products or systems are designed or intended for, or marketed to, (a) professional providers of non-human animal health-care, including veterinary health-care, and professional non-human animal health-care centers, (b) other Third Party professionals trained to administer and/or analyze diagnostic tests on non-human animals, and (c) diagnostic laboratories. Notwithstanding anything to the contrary in this License Agreement, “Professional Channel” does not include sales or distribution channels where products or systems are primarily intended for or marketed to an end-user consumer for private use, including self-care, at-home care, and minute clinic channels.
     1.24 “Representatives” shall have the meaning set forth in Section 12.1.
     1.25 “Royalties” shall have the meaning set forth in Section 3.2(a).
     1.26 “Third Party” means any person or entity other than Licensee, Licensor and their respective Affiliates.
     1.27 “Valid Claim” means any unexpired issued claim or pending claim prosecuted in good faith of any Patent Right which has not lapsed, become abandoned or been held revoked, invalid, or unenforceable by a decision of a court or administrative or government authority or agency of competent jurisdiction from which no appeal can be or has been taken within the time allowed for such appeal, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.
2. License Rights.
     2.1 Patent Rights. Subject to the terms and conditions set forth in this License Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a worldwide, exclusive (subject to limitation in Section 2.3), royalty-bearing, non-transferable (except as expressly set forth in Section 17.6) and non-sublicenseable right and license under Licensor’s rights in and to the Patents included in the Patent Rights, in the Field only, to make, have made for Licensee (including by contract manufacturers for Licensee), use, sell, offer for sale and import Licensed Products in the Professional Channel, and the right to practice the methods claimed in such Patent Rights in connection with such Licensed Products. Licensee may exercise its rights under this Section 2.1 directly or through distribution channels on its behalf.
     2.2 Sublicensing; Additional Licenses.
     (a) No Sublicensing. Licensee shall not sublicense, directly or indirectly, the rights granted to Licensee under Section 2.1. The Parties agree that any potential sublicensee opportunity with respect to rights under this License Agreement shall be addressed pursuant to Section 2.2(b).
     (b) Additional License Opportunities. In the event that either Party identifies a possible opportunity to grant licenses to Third Parties under the Patent Rights in the Field and in the Professional Channel, the other Party shall cooperate with such Party in connection with such opportunity. [*]
     2.3 Exclusivity. The license rights granted to Licensee under Section 2.1 are exclusive in the Field and in the Professional Channel as to (a) all persons and entities other than

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Licensor and Third Parties to whom Licensor or any of its licensors or their predecessors has granted licenses as of the October 10, 2008 under the Patent Rights that may be exploited in the Field, including the Third Parties identified or contemplated under Section 2.5 below; and (b) any subsequent licensee agreed upon by the Parties pursuant to Section 2.2(b). Notwithstanding anything to the contrary in this License Agreement, the grant of rights by Licensor under this License Agreement shall be subject and limited in all respects by the terms of the applicable Third Party agreements and arrangements pursuant to which Licensor acquired any Patent Rights, and all rights or sublicenses granted under this License Agreement shall be limited to the extent that Licensor may grant such rights and sublicenses under the Patent Rights.
     2.4 Licensor Out-Licensing Restrictions. During the term of this License Agreement Licensor shall not, except with the written consent of Licensee, (i) enter into any new agreements with a Third Party pursuant to which Licensor grants such Third Party new license rights under any Lateral Flow Patent Rights in the Field and in the Professional Channel except in accordance with Section 2.2(b), or (ii) notwithstanding any rights to the contrary under any Pre-Existing License, amend any Pre-Existing License in a manner that extends or expands the license rights of such Third Party under any Lateral Flow Patent Rights in the Field and in the Professional Channel if such extension or expansion would materially adversely affect Licensee’s rights under this License Agreement.
     2.5 Pre-Existing Licenses.
          (a) The grant of rights by Licensor under this License Agreement shall be subject to and limited in all respects by the terms and conditions of the applicable agreements existing as of the Effective Date pursuant to which Licensor has control of any Patent Rights, and all rights or sublicenses granted under this License Agreement shall be limited to the extent that Licensor may grant such rights and sublicenses under the terms and conditions of the applicable agreements existing as of the Effective Date pursuant to which Licensor has granted any right or license to a Third Party under the Patent Rights (collectively, the “Pre-Existing Licenses”).
          (b) [*]
          (c) [*]
     2.6 Restrictions. Licensee shall not knowingly (i.e., knew or should have known) sell, transfer or otherwise provide, directly or indirectly, the Licensed Products for use or sale outside of the Field and/or outside of the Professional Channel. In connection with any Licensee transaction or agreement relating to any Licensed Product with a Third Party, Licensee shall restrict (through contracts and/or purchase orders, marketing literature, shipping documents, or similar documents used when a supply, distribution or similar agreement is not in place) such Third Party and require similar restrictions throughout the supply chain, from shipping or selling Licensed Products outside of the Field and/or outside of the Professional Channel. Licensee shall use commercially reasonable efforts to enforce such restrictions, including by (i) promptly suspending shipments of the Licensed Products to a Third Party if the Licensed Products are being sold or used by such Third Party outside the Field and/or outside of the Professional Channel, (ii) notifying such Third Party in writing of such alleged violation, (iii) conducting an investigation of such violation as reasonably appropriate under the circumstances, (iv) following

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completion of such investigation, terminating any agreement with such Third Party following the investigation of which revealed that such Third Party failed to comply with such restrictions, and (v) pursuing a damage claim (or authorizing Licensor to pursue such damage claim on its behalf) against any such Third Party that failed to comply with its restrictions in accordance with this Section 2.6. In any written agreement of Licensee with a Third Party with respect to a Licensed Product to which Licensor is not a party, Licensee shall require that such Third Party agrees that Licensor shall be treated as an intended third party beneficiary for purposes of enforcing under such agreement the restrictions described in this Section 2.6.
     2.7 Licensee No-Challenge Covenant. In the event that Licensee or any of its Affiliates institutes or prosecutes itself or through a Third Patty (other than to defend any Patent licensed to Licensee under Section 2.1), or substantially supports a Third Party in instituting or prosecuting, before any administrative or regulatory body, including the U.S. Patent and Trademark Office or its foreign counterparts, any claim, demand, action or cause of action for declaratory relief, damages or any other remedy or for an enjoinment, injunction or any other equitable remedy, including any interference, re-examination, opposition or any similar proceeding, alleging that any claim in a Patent included in the Lateral Flow Patent Rights is invalid, unenforceable or otherwise not patentable (a “Patent Challenge”), Licensor shall have the right to terminate this License Agreement upon thirty (30) day prior written notice, if not cured within such 30-day period. For clarity, the term “substantially supports” as used in this Section 2.7 shall not include cooperation required to be provided pursuant to any order, subpoena or other response to any action undertaken by an administrative or regulatory body.
     2.8 Reservation of Rights. Licensor hereby reserves and retains all right, title and interest in and to the Patent Rights and all other rights not expressly granted hereunder and any and all remedies herein expressly conferred upon a Party will be deemed cumulative with, and not exclusive of, any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy available under this License Agreement or otherwise.
     2.9 Covenant not to Sue. Licensor hereby agrees that it will not (nor will Licensor grant any rights to a Third Party to) threaten, make a claim or undertake any action against Licensee, Licensee’s distributors or customers with respect to Licensee’s making, having made, using, selling, offering for sale or importing of Licensed Products in the Field and in the Professional Channel in accordance with this License Agreement during the term of this License Agreement. The obligations of Licensor under this Section 2.9 shall only apply with respect to any Valid Claims of Patents Controlled by Licensor as of the Effective Date solely to the extent that such Valid Claims claim or cover subject matter or a method that is necessary for Licensee to make, have made, use, sell, offer for sale or import Licensed Products in the Field and in the Professional Channel in accordance with the terms and conditions of this License Agreement. Notwithstanding anything to the contrary in this License Agreement, the foregoing shall have no force or effect with respect to any product manufactured, offered for sale, sold, transferred, or otherwise used, directly or indirectly, outside of the Field and/or outside of the Professional Channel.
3. License Fee and Royalties.
     3.1 License Fee. In partial consideration of the rights granted to Licensee under this

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Licensee Agreement, Licensee shall pay to Licensor a license fee in the amount of Five Million Dollars ($5,000,000). Such license fee payment is due on the Effective Date and payable within two business days following the Effective Date. In addition, such license fee payment is nonrefundable and is not creditable against any other payments due to Licensor under this License Agreement.
     3.2 Earned Royalties.
     (a) In partial consideration of the rights granted to Licensee under this License Agreement, Licensee shall pay to Licensor a royalty of [*] of Net Sales of Licensed Products made by or on behalf of Licensee (“Royalties”). Royalties shall be paid on a Licensed Product by Licensed Product and country by country basis from the first commercial sale of each Licensed Product in a country until expiration of the last to expire of any issued Patent within the Patent Rights covering such Licensed Product or its manufacture or use in such country.
     (b) In the event that a Third Party that has a royalty-bearing license to or under any of the Patent Rights (a “Licensed Company”) (i) is acquired by Licensee or (ii) sells components to Licensee for integration by Licensee into a Licensed Product, the royalty that would otherwise be payable to Licensor with respect to Licensed Company’s or Licensee’s use of the Patent Rights in connection with the Licensed Products shall be included in (that is, not be in addition to) the [*] Royalties payable to Licensor by Licensee in connection with Net Sales of such Licensed Product.
     3.3 Royalties shall not be due on sales or transfers of any Licensed Product manufactured by Licensor on behalf of Licensee as contemplated under Section 5.
     3.4 Licensee may provide reasonable quantities of Licensed Products to Third Parties solely for promotional or demonstration purposes without charge, which Licensed Products shall not be deemed to be included in the calculation of Net Sales.
     3.5 Minimum Royalties.
     (a) For each completed calendar year during the term of this License Agreement, Licensee shall pay Licensor the following minimum royalty payments (“Annual Minimum Royalty”):

Calendar Year	Minimum Royalty
2009	0
2010	$500,000
2011	$750,000
2012 and beyond	$1,000,000
     (b) If the actual Royalties to Licensor in any calendar year are less than the Annual Minimum Royalty payment required for the specified year, Licensee may pay Licensor the difference between the actual Royalties during the applicable calendar year and the Annual Minimum Royalty payment in full satisfaction of its obligations under this Section 3.5 within sixty (60) days after the end of the applicable calendar year.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     (c) If in any calendar year Licensee fails to make the Annual Minimum Royalty payment and does not cure such failure within fifteen days (15) after written notice by Licensor, Licensor may, in its sole discretion, immediately upon written notice to Licensee, terminate this License Agreement or convert the exclusive license into a non-exclusive license, at which point there shall be no restrictions on Licensor’s ability to exploit or grant licenses under the Patent Rights, including Licensor’s right to grant additional licenses to Third Parties under the Patent Rights in the Field and in the Professional Channel. Waiver of any Annual Minimum Royalty payment by Licensor is not a waiver of any subsequent Annual Minimum Royalty payment.
     (d) Net Sales attributable to Licensed Products manufactured by Licensor on behalf of Licensee as contemplated under Section 5 shall be credited against the applicable Annual Minimum Royalty (as if earned Royalties had been paid on sales of such Licensed Products).
     3.6 Payments. Royalties shall be paid by Licensee within sixty (60) days after the end of each calendar quarter in which the applicable Net Sales are received by Licensee. Royalties payable to Licensor by Licensee shall be computed and paid in U.S. dollars by wire transfer. For purposes of determining the amount of Royalties due, the amount of Net Sales in any foreign currency shall be computed by converting such amount into U.S. dollars at a rate equal to the prevailing commercial rate of exchange for purchasing dollars with such foreign currency as published in the Wall Street Journal for the close of the last business day of the calendar quarter for which the relevant Royalty payment is to be made by Licensee. Payments shall be without deduction of exchange, collection, or other foreign currency translation charges. Any past due amounts under this License Agreement will be subject to an automatic late fee of 1 1/2% per month or the highest rate allowed by law, whichever is less.
     3.7 Taxes. If a law or regulation of any country requires withholding of taxes of any type, levies or other similar charges with respect to any amounts payable hereunder, Licensee shall promptly pay such tax, levy or other charge to the appropriate government authority and furnish Licensor with documentation of such payment. Licensee shall be entitled to deduct such tax, levy or charge actually paid from the payment due to Licensor. Licensee agrees to assist Licensor in claiming exemption from such deduction or withholding.
     3.8 Reports. Licensee further shall deliver written reports to Licensor relating to the Net Sales of each Licensed Product on a calendar quarter basis, with each report setting forth (a) the quantity and dollar value of Licensed Products sold during the immediately prior calendar quarter by country in which such Licensed Product was sold, (b) the Net Sales of each Licensed Product by Licensee in each country and (c) a calculation of the amount of Royalty due. Such reports shall be provided to Licensor no later than sixty (60) days following the end of the corresponding calendar quarter.
4. Records and Audit. Licensee shall keep complete and accurate records of sales by or on behalf of Licensee of each Licensed Product in sufficient detail to allow the accruing Royalties to be determined accurately for a period of not less than three (3) years. Licensor shall have the right to appoint at its expense an independent certified public accountant reasonably acceptable to Licensee to inspect the relevant records of Licensee to verify such report or statement, including historical payments for a period of up to three (3) years from the date of notice of inspection. Upon Licensee’s written request, Licensee shall permit such independent certified public accountant who has entered into a reasonably acceptable confidentiality agreement and, if necessary, Licensor’s technical personnel, to examine records, materials, and manufacturing

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processes of Licensee, during regular business hours and no more frequently than one time per calendar year, at Licensee’s applicable facility, to verify the accuracy of the reports and payments by Licensee. Licensor agrees to hold in confidence and not use for any purpose all information concerning Royalty payments and reports, and all information learned in the course of any audit or inspection, except to the extent necessary for Licensor to reveal such information in order to enforce its rights under this License Agreement or if disclosure is required by law.
5. Manufacturing and Development.
     5.1 [*]
     5.2 [*]
          (a) [*]
          (b) [*]
6. Patent Marking. Licensee shall mark or cause to be marked all Licensed Products with the number of each issued Patent under the Patent Rights that applies to such Licensed Product in a manner to provide sufficient notice under 35 U.S.C. § 287(a) and other applicable law. In the event that a Licensed Product cannot be marked itself, the patent notice shall be placed on associated tags, labels, packaging, or accompanying documentation, either electronic or paper, as appropriate to provide sufficient notice under 35 U.S.C. § 287(a) and other applicable law.
7. Compliance with Laws. Licensee shall comply with all applicable Laws in connection with the research, development, manufacture, use, sale, import and/or export of Licensed Products, its use of the Patent Rights, and its performance of this License Agreement.
8. Prosecution and Maintenance. Licensor has the sole right to file, prosecute and maintain with the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency, at its sole expense, the Patent Rights, in its own name and in countries designated by it at its sole discretion. Licensor shall keep Licensee regularly informed regarding status of material issues (including copies of relevant correspondence and filings) pertaining to the prosecution and maintenance of the Patent Rights in the Field.
9. Enforcement and Defense.
     9.1 Infringement by Third Party.
          (a) Notice of Third Party Infringement. Each Party shall promptly notify the other Party in writing of any Third Party infringement of the Patent Rights occurring in the Field and in the Professional Channel.
          (b) Licensee’s Rights.
               (i) Licensee shall have the first option, but not the obligation, under its own control and at its own expense, to prosecute any Third Party infringement of the Patent Rights if such infringement is occurring solely in the Field and in the Professional Channel or to defend the Patent Rights in any action (other than interferences, oppositions, reissue proceedings and re-examinations with respect thereto) brought by a Third Party against Licensee which alleges invalidity, unenforceability, or non-infringement of the Patent Rights if such action is solely in the Field and in the Professional Channel.

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               (ii) If Licensor fails to exercise its rights under Section 9.1(c)(i) below with respect to a specific claim of infringement or action [*], then Licensee shall have the right, but not the obligation, under its own control and at its own expense, to prosecute such Third Party infringement of the Patent Rights or to defend the Patent Rights in such action (other than interferences, oppositions, reissue proceedings and re-examinations with respect thereto) [*] against Licensee which alleges invalidity, unenforceability, or non-infringement of the Patent Rights in the Field and in the Professional Channel.
               (iii) If Licensor fails to exercise its rights under Section 9.1(c)(i) below with respect to a specific claim of infringement or action [*], Licensor may elect to allow Licensee to prosecute such Third Party infringement of the Patent Rights or defend any such action. In such case, Licensor shall give written notice to Licensee of such election as soon as practicable, but in no case later than reasonably necessary for Licensee to meet any applicable deadline for such enforcement or action, and Licensee shall have the right in its sole discretion to bring suit or defend such action on its own behalf, at its own expense.
          (c) Licensor’s Rights.
               (i) With respect to any Third Party infringement of the Patent Rights that is occurring in the Field and in the Professional Channel as well as in the Excluded Field or outside of the scope of the exclusive rights granted to Licensee hereunder, Licensor shall have the first option, but not the obligation, under its own control and at its own expense, to bring suit or defend such action on its own behalf, at its own expense.
               (ii) If Licensee fails to exercise its rights under Section 9.1(b) above with respect to a specific claim of infringement or action, then Licensee shall give notice to Licensor as soon as practicable, but in no case later than reasonably necessary for Licensor to meet any applicable deadline for such enforcement or action, and Licensor shall have the right in its sole discretion to bring suit or defend such action on its own behalf, at its own expense. In addition, and except for the limited rights granted to Licensee under Section 9.1(b) above, Licensor shall have sole control at its sole expense over any and all prosecution of any Third Party infringement of the Patent Rights and any defense of the Patent Rights in any action brought by a Third Party which alleges invalidity, unenforceability, or non-infringement of the Patent Rights.
     9.2 Infringement of Third Party Rights.
          (a) Notice of Infringement. Licensee shall promptly notify Licensor in writing if the manufacture, sale, offer for sale, use or importation of any Licensed Product that practices the Patent Rights results in any claim, suit or proceeding filed by a Third Party alleging patent infringement.
          (b) Right to Defend. If a claim (including any counterclaim) is brought against a Party with respect to a Licensed Product that practices the Patent Rights and such Party desires to assert any Patent Rights as a defense to such claim then that Party shall have the right to defend and control the defense of any such claim, suit or proceeding which relates to the Patent Rights, at its own expense.

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     9.3 Process and Cooperation.
          (a) Process. In the event that Licensee desires to exercise its rights under Sections 9.1(b) or 9.2(b), Licensee shall, at its own expense, first provide Licensor with a written summary of its prima facie case, any proposed legal and factual arguments and any additional documents and materials requested by Licensor and its counsel to enable Licensor and its counsel to evaluate the potential legal and business risks to the Patent Rights that could result from such suit or action. Licensor and its counsel shall, at its own expense, review the materials provided under this Section 9.3(a) to determine whether Licensee’s proposed suit or defense of the applicable action raises substantial potential legal and business risks to the Patent Rights, including, without limitation, potential challenges to the validity of any Patent Rights and/or claim construction that may impact Licensor’s exercise of its rights under the Patent Rights. Within thirty (30) days following delivery of the materials and documents by Licensee pursuant to this Section 9.3(a), Licensor shall notify Licensee whether, based on advice of Licensor’s counsel, Licensor elects to proceed with such proposed suit or defense of the applicable action.
          (b) Cooperation. The non-enforcing Party shall reasonably assist the enforcing Party in any action or proceeding being defended or prosecuted under Article 9 if so requested, and shall join such action or proceeding if reasonably requested by the enforcing Party or required by applicable law or, if the enforcing Party is unable to legally become a party to such action, shall join or commence such action and act on behalf, and at the direction of, the enforcing Party. In addition, the non-enforcing Party shall have the right to participate in any such action or proceeding with its own counsel at its own expense and without reimbursement.
          (c) Control. With respect to any suit or action contemplated under Sections 9.1(b) or 9.2(b), Licensor shall have the right to control the prosecution or defense of such suit or action at any time, at its own expense, in the event that such action raises potential substantial legal and business risks to the Patent Rights, including, without limitation, potential challenges to the validity of any Patent Rights and/or claim construction that may impact Licensor’s exercise of its rights under the Patent Rights.
     9.4 Settlements. The enforcing Party may enter into any settlement, including granting of a sublicense under the Patent Rights in the Field and in the Professional Channel, consent judgment, or other voluntary final disposition of any infringement or declaratory judgment action hereunder, provided that the terms and conditions of any such settlement and sublicense, including the sharing of any settlement proceeds (after the reimbursement to the enforcing Party of all of its costs and expenses in bringing such action) pertaining to infringement in the Field, are agreed to in writing by the Parties, provided, further, that Licensee shall not enter into any agreement or settlement which admits or concedes that any aspect of the Patent Rights is invalid or unenforceable without the prior written consent of Licensor. In addition, no settlements, consent judgments, or other voluntary final dispositions of a dispute adversely affecting the rights or obligations of a Party under this License Agreement, shall be entered into in connection with any dispute, claim or proceeding described in this Article 9 without the prior written consent of the adversely affected Party, such consent not to be unreasonably withheld. Notwithstanding the foregoing to the contrary, Licensor shall have the right to settle any suit or action contemplated under Sections 9.1(b) or 9.2(b) if at any point such suit or action raises potential substantial legal and business risks regarding potential challenges

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to the validity of any Patent Rights and/or claim construction that may impact Licensor’s exercise of its rights under the Patent Rights.
     9.5 Recovery. Unless otherwise agreed to in writing by the Parties, any recovery obtained by either or both Licensee and Licensor in connection with or as a result of any action under the Patent Rights in the Field and in the Professional Channel contemplated by Sections 9.1(b), 9.1(c)(i), 9.2(b), whether by settlement or otherwise, shall be shared in order as follows: (i) the Party that prosecuted or defended the action shall recoup all of its costs and expenses incurred in connection with such action; and (ii) the amount of any recovery remaining shall then be allocated on a [*] basis.
10. Representations and Warranties.
     10.1 Licensor. Licensor hereby represents and warrants to Licensee that as of the Effective Date:
          (a) All corporate action on the part of Licensor and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this License Agreement and the performance of its obligations hereunder has been taken.
          (b) This License Agreement is the legal, valid and binding obligation of Licensor, enforceable against it in accordance with its terms.
          (c) Licensor has the rights to grant to Licensee the license rights set forth in Section 2.1.
          (d) Except as disclosed on Schedule B, Licensor is not aware of any rights or licenses granted to a Third Party by Licensor in the Field and in the Professional Channel that would conflict with or have an adverse effect on Licensee’s exercise of the license rights granted to Licensee under Section 2.1.
          (e) No claim is pending, or to the best knowledge of Licensor, has been threatened in writing against Licensor or its Affiliates challenging Licensor’s right of use or ownership of the Patent Rights in the Field in the Professional Channel or to grant the licenses to the Patent Rights in the Field in the Professional Channel pursuant to this Agreement.
Notwithstanding anything to the contrary in this License Agreement, Licensor makes no representation or warranty with respect to any product manufactured, offered for sale, sold, transferred, or otherwise used, directly or indirectly, outside of the Field and/or outside of the Professional Channel.
     10.2 Licensee. Licensee hereby represents and warrants to Licensor that as of the Effective Date:
          (a) All corporate action on the part of Licensee and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this License Agreement and the performance of its obligations hereunder has been taken.
          (b) This License Agreement is the legal, valid and binding obligation of Licensee, enforceable against it in accordance with its terms.
     10.3 Disclaimers.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

          (a) Except ax expressly provided in Section 10.1(a), Licensor makes no representation or warranty regarding the sufficiency of the Patent Rights to support the operation of Licensee’s business, or the making, using, selling, or importation of any product by Licensee. Further, Licensor hereby assumes any and all liability in respect of any infringement of Patents or other rights of any Third Party in connection with Licensee’s operation under the Patent Rights.
          (b) IT IS FURTHER UNDERSTOOD BY THE PARTIES THAT THE PATENT RIGHTS AND ANY LICENSES GRANTED BY LICENSOR TO LICENSEE ARE PROVIDED UNDER THIS LICENSE AGREEMENT “AS IS” AND MAY CONTAIN DEFICIENCIES AND THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES INCLUDED IN SECTION 10.1, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES UNDER THIS LICENSE AGREEMENT AND DISCLAIMS ALL IMPLIED REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.
11. Term & Termination.
     11.1 Term. This License Agreement commences on the Effective Date and remains in effect on a country by country basis until the expiration of the last issued Patent within the Patent Rights in such country, unless earlier terminated in accordance with the provisions of this License Agreement. Upon the expiration of the License Agreement, Licensee shall have no obligation to pay Royalties or make payments on sales of Licensed Products after such expiration.
     11.2 Termination for Default. If either Party commits a material breach of its obligations under this License Agreement and fails to cure that breach within sixty (60) days, or in the case on nonpayment of amounts due, within three (3) business days, after receiving written notice of the breach, the other Party may terminate this License Agreement immediately upon written notice to the Party in breach.
     11.3 Termination for Convenience. Licensee shall have the right to terminate this License Agreement upon thirty (30) days notice to Licensor [*].
     11.4 Effect of Termination. Termination or expiration of this License Agreement shall not relieve either Party of any obligations that incurred or accrued prior to such termination or expiration, including as a result of breach. In addition, the following provisions survive the expiration or termination of this License Agreement: 2.6 (with respect to Licensed Products sold during the term of this License Agreement), 2.8, 2.9, 3, 4, (with respect to actions brought during the term of this License Agreement 9.3(b), 9.4 and 9.5), 11.1, 11.4, 12, 13, 14, 15, 16 and 17.
12. Confidentiality; Publications; Publicity.
     12.1 Terms of License Agreement. Neither Party will disclose the financial terms of this License Agreement to any other Third Party without the prior written consent of the other Party, except that either Party may disclose the terms of this License Agreement to its employees, consultants, existing and potential investors, potential distributors, acquirers and lenders, the professional and legal advisers of any of the foregoing and its professional and legal advisers (collectively, “Representatives”), which Representatives have a “need-to-know” for the

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

purposes of exercising such Party’s rights or performing such Party’s obligations under this License Agreement or evaluating, negotiating or documenting a contemplated investment, loan or acquisition; provided, however, that each such Representative is bound by a written agreement (or in the case of attorneys or other professional advisors, ethical duties) requiring such Representative to treat, hold and maintain the terms of this License Agreement as confidential information.
     12.2 Publicity Restrictions. Except for the mutually agreed press release attached hereto as Schedule C, Licensee may not use the name of Licensor, its Affiliates, or any adaptation of their names, in any promotional material or other public announcement or disclosure without the prior written consent of Licensor. The foregoing notwithstanding, Licensee may disclose that information without the consent of Licensor in any prospectus, offering memorandum, or other document or filing required by applicable securities Laws or other applicable Law, provided that Licensee provides Licensor at least ten (10) days prior written notice of the proposed text for the purpose of giving Licensor the opportunity to comment on the text.
13. Limitations. THE PARTIES HERETO AGREE THAT, NOTWITHSTANDING ANY OTHER PROVISION IN THIS LICENSE AGREEMENT, EXCEPT FOR LIABILITY ARISING FROM (I) A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS LICENSE AGREEMENT, (II) EITHER PARTY’S VIOLATION OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, OR (III) A PARTY’S GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER OR ANY OTHER PERSON FOR DAMAGES IN THE FORM OF CONSEQUENTIAL, INCIDENTAL OR SPECIAL DAMAGES, LOST PROFITS, LOST SAVINGS, LOSS OF GOODWILL OR OTHERWISE, OR FOR EXEMPLARY DAMAGES, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT AS EXPRESSLY SET FORTH IN THE LAST SENTENCE OF SECTION 14.2 BELOW, IN NO EVENT SHALL LICENSOR’S LIABILITY TO LICENSEE EXCEED THE AMOUNT OF MONEY ACTUALLY RECEIVED BY LICENSOR FROM LICENSEE UNDER THIS LICENSE AGREEMENT.
14. Indemnification.
     14.1 Licensee Indemnification Obligations. Licensee shall defend, indemnify and hold Licensor, its Affiliates and their respective officers, directors, employees and agents (the “Licensor Indemnitees”) harmless, and hereby forever releases and discharges all Licensor Indemnitees, from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs of litigation) incurred by or imposed upon any or all of the Licensor Indemnitees as a result of any claim, demand, action and other proceeding brought by a Third Party under any theory of liability (regardless of whether such action has any factual basis) (i) concerning any Licensed Product, the use by Licensee of the Patent Rights, or Licensee’s breach of any representation or obligation under this License Agreement, except to the extent arising from the negligence or willful misconduct of any Licensor Indemnitee or the breach of any representation or warranty made by Licensor under Section 10.1 of this License Agreement, or (ii) with respect to Licensee’s prosecution of any Third Party infringement of the Patent Rights or directly related defense of the Patent Rights under any suit or action contemplated under Sections 9, Licensee shall pay all costs and damages finally awarded against Licensor by a court

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

of competent jurisdiction and any amounts owed by Licensor under any settlement agreement entered into by Licensee as a result of any such prosecution or defense by Licensee.
     14.2 Licensor Indemnification Obligations. Licensor shall defend, indemnify and hold Licensee, its Affiliates and their respective officers, directors, employees and agents (the “Licensee Indemnitees”) harmless, and hereby forever releases and discharges all Licensee Indemnitees, from and against all losses, liabilities, damages and expenses (including reasonably attorneys’ fees and costs of litigation) incurred by or imposed upon any of the Licensee Indemnitees as a result of any claim, demand, action and other proceeding brought by a Third Party under any theory of liability (regardless of whether such action has any factual basis) concerning Licensor’s breach of any representation or obligation under this License Agreement, except to the extent arising from the negligence or willful misconduct of any Licensee Indemnitee. or the breach of any representation or warranty made by Licensee pursuant to Section 10.2. Licensor’s liability to Licensee under this Section 14.2 shall not be offset or reduced by Licensor’s costs to defend or settle any claim, demand, action, or other proceeding entitled to indemnification under this Section 14.2.
     14.3 Indemnification Procedure. Each Licensor Indemnitee or Licensee Indemnitee, as the case may be, entitled to indemnification pursuant to this Section 14 will (i) provide the indemnifying Party with prompt written notice of any such claim for which indemnification is sought under Section 14.1 or 14.2 of this License Agreement, as the case may be; (ii) cooperate fully with Licensee in such defense; and (iii) permit the indemnifying Party to conduct and control such defense and, subject to Section 9.3, the disposition of such claim (including all decisions relative to litigation, appeal, and settlement) with attorneys reasonably acceptable to the Party for whom indemnification is provided.
15. Injunctive Relief. Notwithstanding anything to the contrary contained in this License Agreement, each Party acknowledges and agrees that a breach by it (or any of its Affiliates) of any of the provisions of this License Agreement would cause irreparable injury to the other Party which would not be adequately compensated by money damages. Accordingly, in addition to any and all other rights and remedies existing, the aggrieved Party and/or its successors or assigns shall be entitled to obtain an injunction, specific performance or other appropriate equitable relief upon application to any court of competent jurisdiction in order to enforce or prevent any breach or threatened breach of this License Agreement, in each case without the requirement of posting a bond or proving actual damages.
16. Attorneys’ Fees. The prevailing Party in any legal action brought by one Party against the other Party arising out of this License Agreement, will be entitled, in addition to any other rights it may have, to reimbursement of its costs and expenses associated with such legal action, including litigation and court costs and reasonable attorneys’ fees.
17. Miscellaneous Provisions.
17.1 Notices. Any notice, request, demand other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (i) if delivered or sent by facsimile transmission, upon acknowledgment of receipt by the recipient, (ii) if sent by a nationally recognized overnight courier, properly addressed with postage prepaid, on the next business day (or Saturday if sent for Saturday delivery) or (iii) if sent by registered or certified

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

mail, upon the sooner of receipt or the expiration of three (3) days after deposit in United States post office facilities properly addressed with postage prepaid. All notices will be sent to the addresses set forth below or to such other address as such Party may designate by notice to each other Party hereunder:
If to Licensor:
Inverness Medical Innovations, Inc.
51 Sawyer Road
Suite 200
Waltham, MA 02453
Attention: General Counsel
Facsimile: [*]
     with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Attention: Scott F. Duggan, Esq.
Facsimile: [*]
If to Licensee:
Abaxis, Inc.
3240 Whipple Road
Union City, CA 94587
Attention: Clint Severson, President and CEO
Facsimile: [*]
     with a copy (which shall not constitute notice) to:
Cooley Godward Kronish LLP
101 California Street
San Francisco, CA 94111-5800
Attention: Dr. Nan Wu, Esq.
Facsimile: [*]
Any notice given hereunder may be given on behalf of any Party by its counsel or other authorized representative.
     17.2 Captions and Gender. The captions in this License Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this License Agreement of the masculine pronoun in reference to a Party hereto shall be deemed to include the feminine or neuter pronoun, as the context may require.
     17.3 Governing Law. All questions concerning the construction, validity and interpretation of this License Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Massachusetts applicable to contracts executed in and to be performed in the Commonwealth of Massachusetts.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     17.4 Parties in Interest. Nothing in this License Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this License Agreement.
     17.5 CONSENT TO JURISDICTION. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS LICENSE AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN ANY FEDERAL OR STATE COURT LOCATED IN THE COMMONWEALTH OF MASSACHUSETTS. BY EXECUTION AND DELIVERY OF THIS LICENSE AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.
     17.6 Assignment. Licensee may not assign or transfer this License Agreement without the prior written consent of Licensor; provided that Licensee may assign this License Agreement without prior written consent to its successor in interest by way of merger, acquisition or sale of substantially all of its assets, provided that Licensee provides prior written notice of such assignment, and such corporation or other business entity expressly assumes, in a writing delivered to Licensor, all of the terms and conditions of this License Agreement; and provided further that if such successor in interest is reasonably determined by Licensor to be a direct competitor of Licensor (“Licensor Competitor”), then Licensed Products shall be limited solely to those Licensed Products of Abaxis, Inc. in existence as of the effective date of the assignment to such Licensor Competitor and any improvements to such Licensed Products to the extent that the making, using, selling, offering for sale or importation of such changed product does not infringe any Patent Rights other than the Patent Rights that claimed or covered the product before such change(s) and in the configuration sold as of the effective date of such assignment (each, an “Improved Product”). For the avoidance of doubt, each Improved Product shall be deemed a Licensed Product for all purposes under this License Agreement. This License Agreement and the obligations of the Parties hereunder shall be binding upon and enforceable by, and shall inure to the benefit of, the Parties and their respective successors, executors, administrators, estates, heirs and permitted assigns, and no others.
     17.7 Severability. If any term or other provision of this License Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this License Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this License Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     17.8 Relationship Between Parties. The relationship between the Parties created under this License Agreement is that of independent contractors. With respect to the relationship created under this License Agreement, the Parties are not joint venturers, partners, principal and agent, master and servant, employer or employee, and have no relationship other than as independent contracting parties, and neither Party shall have the power to bind or obligate the other in any manner.
     17.9 Entire Agreement. This License Agreement, including the Schedules hereto, and the documents referred to herein contain the entire agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.
     17.10 Amendments and Waiver. This License Agreement may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the Parties hereto, or, in the case of a waiver, the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.
     17.11 Construction. Each Party hereto agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this License Agreement. As used in this License Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation.
     17.12 Counterparts. This License Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. The delivery of a counterpart hereto by facsimile or other electronic transmission shall be deemed an original.
[SIGNATURE PAGE FOLLOWS]

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

     In Witness Whereof, the Parties have caused this License Agreement to be duly executed in their respective names and on their behalf, as of the date first above written.

INVERNESS MEDICAL SWITZERLAND GMBH		ABAXIS, INC.

By:	/s/ Ron Zwanziger	By:	/s/ Alberto Santa Ines

Title:	Chairman	Title:	CFO

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE A
Patent Rights
[*]
Schedule A to License Agreement

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

A-1

SCHEDULE B
[*]
Schedule B to License Agreement

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

B-1

SCHEDULE C
Press Release
See attached.
Schedule C to License Agreement

[ * ]	=	Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

C-1

ABAXIS Announces Worldwide Animal Health Licensing Agreement for Rapid Test Technology
UNION CITY, Calif., Jan. 7 /PRNewswire-FirstCall/ — Abaxis, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis instruments for both the medical and veterinary markets, announced today that it has entered into a license agreement for co-exclusive worldwide rights in the field of animal health diagnostics in the professional marketplace for certain technologies pertaining to lateral flow immunoassay devices and methods.
This license agreement provides Abaxis the co-exclusive opportunity to utilize these technologies to expand the Abaxis product portfolio and enter on a large scale the professional veterinary rapid diagnostic market. This includes point of care tests for infectious diseases, hormones and therapeutic drugs. The total market for these types of tests in the animal health and laboratory animal research is estimated to be over $100,000,000 in the United States alone.
“The VetScan brand is recognized in the research market and animal health industry worldwide as synonymous with quality, reliability and unparalleled cost effectiveness. The Abaxis rapid diagnostic product line now in development will extend these attributes into rapid test lateral flow devices and maintain Abaxis’ standards of product excellence,” said Clint Severson, Chairman and Chief Executive Officer. Kenneth Aron, PhD, Chief Technology Officer added, “With this license agreement we will now be able to develop and offer point of care tests for animal health in the professional marketplace in both our rotor format and in the popular “strip test” format. Having this license means that we can now move forward with an aggressive plan to develop and place our product offerings in the widest range of professional market segments throughout the veterinary industry.”
About Abaxis, Inc.
Abaxis develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer. The veterinary business also provides to the veterinarian and research market now a line of hematology instruments for point of care complete blood counts (CBC).
This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to the market acceptance of the Company’s products and the continuing development of its products, risks associated with manufacturing and distributing its products on a commercial scale, risks associated with entering the human diagnostic market on a larger scale, risks involved in carrying of inventory, risks from unexpected problems or delays in the Company’s manufacturing facility, risks associated with the ability to attract and retain competent sales personnel, general market conditions, competition, risks and uncertainties related to its ability to raise capital in order to fund its operations and other risks detailed from time to time in Abaxis’ periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.